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                                CODE OF ETHICS

                                      FOR

                                SENIOR OFFICERS

POLICY

   This Code of Ethics for Senior Officers (this "Code") sets forth the policies, practices and values expected to be exhibited by Senior Officers of the Pioneer Funds (collectively, the "Funds" and each, a "Fund"). This Code does not apply generally to officers and employees of service providers to the Funds, including Pioneer Investment Management, Inc. ("Pioneer"), unless such officers and employees are also Senior Officers.

   The term "Senior Officers" shall mean the principal executive officer, principal financial officer, principal accounting officer and controller of the Funds, although one person may occupy more than one such office. Each Senior Officer is identified by title in Exhibit A to this Code.

   The Chief Compliance Officer ("CCO") of the Pioneer Funds is primarily responsible for implementing and monitoring compliance with this Code, subject to the overall supervision of the Board of Trustees of the Funds (the "Board"). The CCO has the authority to interpret this Code and its applicability to particular situations. Any questions about this Code should be directed to the CCO or his or her designee.

PURPOSE

   The purposes of this Code are to:

       . Promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

       . Promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Fund;

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       .  Promote compliance with applicable laws and governmental rules and regulations;

       . Promote the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

       .  Establish accountability for adherence to the Code.

   Each Senior Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

RESPONSIBILITIES OF SENIOR OFFICERS

Conflicts of Interest

   A "conflict of interest" occurs when a Senior Officer's private interests interfere in any way - or even appear to interfere - with the interests of or his/her service to a Fund. A conflict can arise when a Senior Officer takes actions or has interests that may make it difficult to perform his or her Fund work objectively and effectively. Conflicts of interest also arise when a Senior Officer or a member of his/her family receives improper personal benefits as a result of the Senior Officer's position with the Fund.

   Certain conflicts of interest arise out of the relationships between Senior Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (the "ICA"), and the Investment Advisers Act of 1940, as amended (the "IAA"). For example, Senior Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Funds because of their status as "affiliated persons" of the Funds. The Fund's and Pioneer's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace such policies and procedures, and such conflicts fall outside of the parameters of this Code.

   Although typically not presenting an opportunity for improper personal benefit, conflicts arise as a result of the contractual relationship between the Fund and Pioneer because the Senior Officers are officers or employees of both. As a result, this Code recognizes that Senior Officers will, in the normal course of their duties (whether formally for a Fund or for Pioneer, or for both), be involved in establishing policies and implementing decisions that will have different effects on Pioneer and the Fund. The participation of Senior Officers in such activities is inherent in the contractual relationship between a Fund and Pioneer and is consistent with the performance by the Senior Officers of their duties as officers of the Fund and, if addressed in conformity with the provisions of the ICA and the IAA, will be deemed to have been handled ethically. In addition, it is recognized by the Board that Senior Officers may also be officers of investment companies other than the Pioneer Funds.

   Other conflicts of interest are covered by this Code, even if such conflicts of interest are not subject to provisions of the ICA or the IAA. In reading the following examples of conflicts of interest under this Code, Senior Officers should keep in mind that such a list cannot ever be exhaustive or cover every possible

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   scenario. It follows that the overarching principle is that the personal interest of a Senior Officer should not be placed improperly before the interest of a Fund.

   Each Senior Officer must:

       . Not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by a Fund whereby the Senior Officer would benefit personally to the detriment of the Fund;

       . Not cause a Fund to take action, or fail to take action, for the individual personal benefit of the Senior Officer rather than the benefit of the Fund; and

       . Report at least annually any affiliations or other relationships that give rise to conflicts of interest.

   Any material conflict of interest situation should be approved by the CCO, his or her designee or the Board. Examples of these include:

       .  Service as a director on the board of any public or private company;

       . The receipt of any gift with a value in excess of an amount established from time to time by Pioneer's Business Gift and Entertainment Policy from any single non-relative person or entity. Customary business lunches, dinners and entertainment at which both the Senior Officer and the giver are present, and promotional items of insignificant value are exempt from this prohibition;

       . The receipt of any entertainment from any company with which a Fund has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

       . Any ownership interest in, or any consulting or employment relationship with, any of a Fund's service providers other than its investment adviser, principal underwriter, administrator or any affiliated person thereof; and

       . A direct or indirect financial interest in commissions, transaction charges or spreads paid by a Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Senior Officer's employment, such as compensation or equity ownership.

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Corporate Opportunities

   Senior Officers may not (a) take for themselves personally opportunities that are discovered through the use of a Fund's property, information or position; (b) use a Fund's property, information, or position for personal gain; or (c) compete with a Fund. Senior Officers owe a duty to the Funds to advance their legitimate interests when the opportunity to do so arises.

Confidentiality

   Senior Officers should maintain the confidentiality of information entrusted to them by the Funds, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Funds, if disclosed.

Fair dealing with Fund shareholders, suppliers, and competitors

   Senior Officers should endeavor to deal fairly with the Funds' shareholders, suppliers, and competitors. Senior Officers should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice. Senior Officers should not knowingly misrepresent or cause others to misrepresent facts about a Fund to others, whether within or outside the Fund, including to the Board, the Funds' auditors or to governmental regulators and self-regulatory organizations.

Compliance with Law

   Each Senior Officer must not knowingly violate any law, rule and regulation applicable to his or her activities as an officer of the Funds. In addition, Senior Officers are responsible for understanding and promoting compliance with the laws, rules and regulations applicable to his or her particular position and by persons under the Senior Officer's supervision. Senior Officers should endeavor to comply not only with the letter of the law, but also with the spirit of the law.

Disclosure

   Each Senior Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Funds. Each Senior Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers of the Funds and Pioneer with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents a Fund files with, or submits to, the SEC and in other public communications made by the Funds.

INITIAL AND ANNUAL CERTIFICATIONS

   Upon becoming a Senior Officer the Senior Officer is required to certify that he or she has received, read, and understands this Code. On an annual basis, each Senior Officer must certify that he or she has complied with all of the applicable requirements of this Code.

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ADMINISTRATION AND ENFORCEMENT OF THE CODE

Report of Violations

   Pioneer relies on each Senior Officer to report promptly if he or she knows of any conduct by a Senior Officer in violation of this Code. All violations or suspected violations of this Code must be reported to the CCO or a member of Pioneer's Legal and Compliance Department. Failure to do so is itself a violation of this Code.

Investigation of Violations

   Upon notification of a violation or suspected violation, the CCO or other members of Pioneer's Compliance Department will take all appropriate action to investigate the potential violation reported. If, after such investigation, the CCO believes that no violation has occurred, the CCO and Compliance Department is not required to take no further action. Any matter the CCO believes is a violation will be reported to the Independent Trustees. If the Independent Trustees concur that a violation has occurred, they will inform and make a recommendation to the full Board. The Board shall be responsible for determining appropriate action. The Funds, their officers and employees, will not retaliate against any Senior Officer for reports of potential violations that are made in good faith and without malicious intent.

   The CCO or his or her designee is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. The CCO or his or her designee shall make inquiries regarding any potential conflict of interest.

Violations and Sanctions

   Compliance with this Code is expected and violations of its provisions will be taken seriously and could result in disciplinary action. In response to violations of the Code, the Board may impose such sanctions as it deems appropriate within the scope of its authority over Senior Officers, including termination as an officer of the Funds.

Waivers from the Code

   The Independent Trustees will consider any approval or waiver sought by any Senior Officer.

   The Independent Trustees will be responsible for granting waivers, as appropriate. Any change to or waiver of this Code will, to the extent required, be disclosed as provided by SEC rules.

OTHER POLICIES AND PROCEDURES

   This Code shall be the sole Code of Ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. The Funds', Pioneer's, and Pioneer Funds Distributor, Inc.'s Codes of Ethics under Rule 17j-1 under the ICA and Rule 204A-1 of the IAA are separate requirements applying to the Senior Officers and others, and are not a part of this Code. To the extent any other policies and procedures of the Funds, Pioneer or Pioneer

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   Fund Distributor, Inc. overlap or conflict with the provisions of the this
   Code, they are superseded by this Code.

SCOPE OF RESPONSIBILITIES

   A Senior Officer's responsibilities under this Code are limited to Fund matters over which the Senior Officer has direct responsibility or control, matters in which the Senior Officer routinely participates, and matters with which the Senior Officer is otherwise involved. In addition, a Senior Officer is responsible for matters of which the Senior Officer has actual knowledge.

AMENDMENTS

   This Code other than Exhibit A may not be amended except in a writing that is specifically approved or ratified by a majority vote of the Board, including a majority of the Independent Trustees.

CONFIDENTIALITY

   All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board and their counsel or to Pioneer's Legal and Compliance Department.

INTERNAL USE

   This Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.

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EXHIBIT A - SENIOR OFFICERS OF THE PIONEER FUNDS

   President (Principal Executive Officer)

   Treasurer (Principal Financial Officer)

Code of Ethics for Senior Officers
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